Exhibit 10.36

EMPLOYMENT AGREEMENT

KineMed, Inc.

[Full-Time Regular Employee]

THIS EMPLOYMENT AGREEMENT ("Agreement") is made to be effective as of the 15th day of May, 2014, between KINEMED, INC., a Delaware corporation (“KineMed”), and Patrick J. Doyle (“Employee”).

RECITALS

A.  KineMed is a Delaware corporation that holds proprietary rights to assay measurement and dynamic proteomic technologies that utilize stable isotope labeling and mass spectrometric, as well as other techniques, to observe activity of biochemical pathways in intact mammalian organisms, measure molecular fluxes within such pathways, and measure the appearance and disappearance of thousands of individual proteins in the living system. The kinetic data generated from animals and humans track changes in the biochemical process and provide active measures of the changes occurring. These measurements allow a comparison of healthy and disease states in living organisms, improvements, if any, due to therapy, an evaluation whether a compound produces activity in specific targeted disease pathways, and the discovery of previously unanticipated activities of compounds with potential therapeutic utility (the “KineMed Assay Technology”).

B.  KineMed desires to hire and employ Employee as a full-time regular employee on the terms set forth below.

C.  During the course of his employment, KineMed of necessity will disclose to Employee or will allow Employee access to certain confidential matters and information, and Employee will work on and may create “Works” or “Inventions, defined below, that will be the property of KineMed.

D.  The parties wish to document their understanding of the employment agreement and relationship between them.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.  Hiring. KineMed hereby hires and employs Employee as a full-time regular employee, and Employee accepts such employment and agrees to perform the duties specified below on the terms and conditions hereafter described.

2.  Duties. Employee agrees to the extent of the time commitment set forth below to devote Employee’s undivided attention to the performance of the following services to KineMed:

A.	Employee shall be a full-time regular, exempt employee and shall devote one hundred percent (100%) of each work week to the performance of his duties on behalf of KineMed.

B.	Employee shall act initially as Chief Business Officer. In this capacity, employee shall maintain responsibility for the development of corporate strategy, expanding the Company’s technology from its legacy of pharmaceutical co-development transactions into broader physician decision making in identifying and monitoring disease outcomes and therapeutic course. Employee shall oversee the corporate business development function, coordinating the company’s strategy and tactics for business growth and business planning, and ensuring functional execution of these plans. Employee shall utilize a wide variety of industry resources to conduct market research and compile competitive intelligence, from which to identify strategic business opportunities such as licensing agreements, partnerships, mergers, acquisitions, alliances and joint ventures. Employee shall also be responsible for liaising with pharmaceutical partners, vetting the Company’s drug discovery and diagnostic platform, and guiding proof of concept studies through broader milestone-based collaborations, and expanding these relationships to a strategic level. Employee may be requested to perform other tasks from time to time within the general scope of Employee’s title.

Page 1 of 8 Employment Agreement – Patrick J. Doyle

C.	Employee acknowledges that the Board of Directors has delegated to the Compensation Committee responsibility to oversee the KineMed’s executive compensation (“Comp Committee”). In establishing and approving compensation, the Comp Committee may establish certain tasks and objective goals and milestones that will provide the basis for evaluating the performance of Employee and serving as the basis for future or additional compensation. If the Comp Committee establishes such tasks, goals, and milestones, subject to Employee’s concurrence that they are reasonable, such tasks, goals and milestones shall be attached hereto, become part of this Agreement and be part of Employee’s duties and services under this Section 2.

D.	KineMed acknowledges that Employee may serve as an officer, director and consultant to other companies (“Outside Activities”). Employee may spend time involved with such Outside Activities provided he does so in a way to fit into the time requirements of tasks to be performed for KineMed and does so without interference with Employee’s responsibilities and duties to KineMed. Employee agrees to disclose to the Comp Committee upon request and from time to time the nature and complete details of any and all of his Outside Activities.

E.	If requested, Employee shall be available from time to time to attend and participate in meetings and conferences, under the reasonable direction of KineMed, and to participate in planning sessions with other KineMed personnel.

F.	Employee shall comply with KineMed’s written policies set out in KineMed’s Employee Handbook, a copy of which has been provided to Employee prior to execution of this Agreement. Employee acknowledges receipt of a copy of the Employee Handbook, agrees to comply with the matters set forth therein and acknowledges that such policies, from time to time, may be changed in the KineMed’s discretion.

G.	Employee, on a continuing basis from the commencement of his employment and at all times thereafter shall have the highest fiduciary and affirmative duty to disclose any other scientific or business relationships in which Employee is involved or connected that may have a direct or indirect similarity or potential or actual conflict of interest with the scientific or business activities of KineMed. Employee shall report to the Comp Committee or Board of Directors from time to time regarding any of Employee’s directorships, participation with advisory boards, or consulting arrangements outside of KineMed’s Business, whether or not such activities are similar to those being undertaken by KineMed.

H.	Employee shall account for any and all property of KineMed that may come into Employee's possession in the course of the employment, and at the termination of employment, Employee agrees to return all such property.

I.	Employee hereby grants to KineMed the right to use Employee’s name, picture, and curriculum vitae in connection with any brochures, web sites, slide presentations, offering memoranda, and other materials as needed.

J.	KineMed reserves the right to change, either by increasing or decreasing, the duties of Employee and to designate other duties and responsibilities of Employee within the general scope of the foregoing.

K.	Employee shall initially report to and render such other services as may be reasonably requested from time to time by David Fineman, Chairman and Chief Executive Officer.

Page 2 of 8 Employment Agreement – Patrick J. Doyle

3.  At Will Employment; Termination. The parties acknowledge that their employment relationship is “at will,” which means that either party can terminate the relationship with or without cause or notice at any time. No oral or written modifications, express or implied, may alter or vary the “at will” nature of Employee’s employment with the KineMed, unless such modification is specifically documented in a written agreement signed by both Employee and the CEO of KineMed. Any representations to the contrary, express or implied, written or oral, are hereby disclaimed.

4.  Introductory Period. KineMed’s goal is to hire the best employee for each position. It is, however, to both KineMed’s and Employee’s advantage to have an initial period of employment in which Employee has time to appraise KineMed and Employee’s job content, and KineMed has a similar opportunity to appraise Employee’s suitability in terms of knowledge, skills, abilities, interest, and other factors. Therefore, there will be an introductory period of ninety (90) days, measured from Employee’s start date. At KineMed’s discretion, the introductory period may be extended up to an additional ninety (90) days. Nothing herein shall be interpreted as modifying the “at will” relationship described in the preceding paragraph; thus throughout the introductory period and thereafter, Employee is and shall remain an “at will” employee.

5.  Compensation.

A.  In exchange for Employee’s faithful and diligent performance of his employment duties, KineMed shall pay Employee the gross sum of Twenty Two Thousand Nine Hundred Sixteen Dollars and 68/100 ($22,916.68) per month (“Compensation”). Compensation is normally payable in two semimonthly installments for work performed from the 1st to the 15th day and from the 16th day to the last day of each calendar month, and shall be subject to standard payroll taxes and deductions, as determined by the KineMed or its agents. Compensation for the initial and final months of Employee’s employment shall be prorated based on the number of days of employment during such initial or final month. As a salaried exempt employee, Employee is not entitled to additional compensation or overtime for additional hours worked beyond the KineMed’s standard workweek of forty (40) hours or standard workday day of eight (8) hours as necessary to complete assignments or when reasonably required by business needs.

B.  In addition to salary compensation, Employee shall be eligible for a performance bonus of up to 100% of annual base salary, with the percentage applicable to each year determined annually based on agreement between Employee and Employee’s Supervisor. At the end of Introductory Period, Employee and Employee’s Supervisor, Chairman & CEO David M. Fineman, will agree on certain performance milestones and/or achievements to be accomplished within the calendar year 2014. The list of milestones and achievements shall be approved by the Compensation Committee and shall become part of this Agreement. In early 2015, Chairman Fineman shall report to KineMed’s Compensation Committee whether, in his opinion, Employee has reached and has satisfied the performance milestones and achievements for 2014 and shall recommend to the Compensation Committee whether Employee should be awarded a specific cash bonus and if so, the amount thereof up to $275,000.00. The Compensation Committee, based on the recommendation of the Chairman, will take the necessary action to award Employee a cash bonus of up to $275,000.00, which shall be payable in accordance with KineMed’s normal payroll practices and policies no later than March 15th of 2015.

Page 3 of 8 Employment Agreement – Patrick J. Doyle

C.  On the Effective Date of the IPO, and no later than fifteen days thereafter, Employee will receive, under the new KineMed, Inc. 2014 Omnibus Incentive Plan (“the Plan”) effective on the Effective Date of the IPO, a grant of an option to purchase up to 2,000,000 shares of Common Stock of the Company, $0.001 par value per share, pursuant to the terms and conditions of the Plan and the Stock Option Agreement. This number of shares is based on the current capitalization structure of the Company. Employee acknowledges and agrees that the foregoing number of shares will be adjusted for stock splits and stock combinations that occur after today’s date. If and when a reverse stock split, which is being discussed, is put in effect, each of the foregoing numbers will be adjusted accordingly. The Compensation Committee has approved vesting over a four year period as follows: 400,000 vest on the date of hire; an additional 400,000 of the remaining option shares vest twelve (12) months following the date of commencement of employment; and the remaining 1,200,000 option shares vest on a monthly basis over the following thirty-six (36) months in accordance with the standard vesting provisions under the 2014 Plan and the Grant Agreement and as long as Mr. Doyle remains a Service Provider under an employment agreement or a consulting agreement with the Company. The per share exercise price of the stock option grant will be the stock price of the IPO. The shares granted under the Public Offering Grant shall, to the extent applicable, be an “incentive stock option” as defined under the $100,000 rule of Section 422(d) of the Code, and the number of shares in excess of those granted as an “incentive stock option” shall be granted as a “non-qualified stock option.”

D.  The amount of Compensation may be adjusted effective only upon the execution by both parties of either a written amendment to this Agreement or a KineMed, Inc. Payroll Data Change form.

E.  KineMed’s payroll, fringe benefits other than the Option Plan, and human resource management services will be provided by and through Emplicity, a professional employer organization (“Emplicity”). Under KineMed’s arrangement with the Emplicity, and to take advantage of the Emplicity’s benefit package, Employee’s employer of record for purposes of payroll, fringe benefits, and human resource matters will be Emplicity; however, the board of directors of KineMed or a Compensation Committee established by the board shall be primarily responsible for overseeing Employee’s work and reviewing Employee’s performance, which may include input from Emplicity. Employee will execute forms and agreements provided by Emplicity to accomplish these purposes and to gain access to the Emplicity’s website for KineMed.

F.  Employee shall be eligible to receive the fringe benefits provided by KineMed to its Regular Employees, such as paid vacation time, sick leave, and medical, dental and vision insurance on the terms and as described in the Employee Handbook and in the KineMed-dedicated Emplicity website and on-line self-service portal, as they may be revised from time to time. No representation is made whether any of these fringe benefits will continue to be offered on the same basis. Any such benefits may be changed from time to time by KineMed or Emplicity.

6.  Confidential and Proprietary Information.

A.  During his employment, Employee may have access to or may become familiar with information that belongs to or is treated by KineMed as proprietary or confidential. Such information includes, without limitation, the following: (a) information or details relating to existing or potential products of KineMed, such as the KineMed Assay Technology; (b) the business plan, budget, product development plan, potential sources of existing and possible future revenue, financing, and grants; (c) marketing and distribution techniques; (d) information and data stored on KineMed servers, computer drives, tapes, and disks; and (e) other similar information that is customarily deemed to be of a proprietary nature. All of the foregoing items are referred to herein as “Proprietary Information.” Employee acknowledges and agrees that all such Proprietary Information is and shall remain the property of KineMed, and Employee will not misuse, misappropriate, or disclose any such Proprietary Information, directly or indirectly, to any other person or use any such Proprietary Information in any way, either during Employee's employment or at any time thereafter, except as is required to carry out Employee’s duties hereunder. Proprietary Information shall not include information that: (a) was in the public domain at the time it was communicated to Employee; (b) enters the public domain through no fault, unauthorized act or omission of Employee during or after his Employment; (c) can be demonstrated to be independently developed knowledge in the possession of Employee prior to the date of this Agreement; (d) is subsequently communicated or disclosed to Employee by a third party who has the right to make such disclosure; or (e) is made use of or is disclosed pursuant to written consent by KineMed. Employee further agrees that all files, documents, notes, computer disks, computer software and hardware and similar items relating to KineMed or to KineMed’s business are and shall remain exclusively the property of KineMed, and all of the foregoing and all Proprietary Information in the possession of Employee shall be returned to KineMed upon termination of Employee’s employment. Employee further represents that any confidential or proprietary information obtained by Employee from a former employment or consulting relationship shall not be used in connection with the tasks being undertaken by Employee for KineMed, and Employee shall respect the confidential and proprietary nature of such information.

Page 4 of 8 Employment Agreement – Patrick J. Doyle

B.  Employee acknowledges that KineMed currently intends to become a public reporting corporation and if so, certain information Employee will have access to is or may be considered “insider information” under various federal and state securities laws (“Confidential Insider Information”). In addition to the Proprietary Information described above, Employee shall not disclose any Confidential Insider Information, directly or indirectly, to any other person or use any such Confidential Insider Information in any way, either during the Term or at any time thereafter, except as is required to carry out Employee’s duties hereunder. Confidential Insider Information shall not include information that: (a) was in the public domain or filed with the SEC at the time it was communicated to Employee; (b) enters the public domain through no fault, unauthorized act or omission of Employee during or after the Term; (c) can be demonstrated to be independently developed knowledge in the possession of Employee prior to the date he commenced rendering services to KineMed; (d) is subsequently communicated or disclosed to Employee by a third party who has the right to make such disclosure; or (e) is made use of or is disclosed pursuant to written consent by KineMed.

7.  Unfair Competition. Employee agrees that the sale or unauthorized use or disclosure of any of Proprietary Information by Employee would constitute unfair competition. Employee agrees not to engage in any unfair competition with KineMed (whether or not such activity is described herein), either during Employee’s employment or following termination or expiration of such employment. Employee further agrees that all files, notes, computer disks, records, documents, drawings, specifications, and similar items relating to KineMed’s business, whether prepared by Employee or others, are and shall remain exclusively the property of KineMed and that they and all copies thereof shall be returned to KineMed immediately upon termination of Employee’s employment.

8.  Inventions.

A.  Employee hereby sells, transfers, and assigns to KineMed or to any person or entity designated by KineMed all of the right, title, and interest of Employee in and to all inventions, ideas, disclosures, and improvements, whether patented or not, and copyrightable material, made or conceived by Employee, solely or jointly, or in whole or in part, during Employee’s employment (collectively, “Inventions”), which: (i) relate to methods, designs, products, processes or assays to be sold or developed by KineMed; (ii) otherwise relate or pertain to the business or scientific functions or operations of KineMed; (iii) were made or conceived using KineMed’s equipment, supplies, facilities, or trade secret information; or, (iv) were made or conceived during KineMed working hours. Employee shall communicate promptly and disclose to KineMed, in such form as KineMed requests, all information, details, and data pertaining to the aforementioned Inventions, all of which shall be deemed works for hire. Whether during Employee’s employment or thereafter, Employee shall execute and deliver to KineMed such formal transfers and assignments and such other papers and documents as may be required of Employee to permit KineMed or any designated person to file and prosecute a patent application or, as to copyrightable material, to obtain copyright thereon for any such Inventions. Employee shall also promptly disclose to KineMed any Invention by Employee within the one year period following the termination of Employee’s employment from the KineMed so that KineMed may evaluate whether such Inventions fall within the provisions of this section and belong to KineMed.

Page 5 of 8 Employment Agreement – Patrick J. Doyle

B.  Employee is hereby notified, pursuant to California Labor Code § 2870, that the provisions of Section 7(A) do not apply to any invention Employee develops entirely on Employee’s own time without using KineMed’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to KineMed’s business, KineMed Assay Technology, or actual or demonstrably anticipated research or development of KineMed; or (ii) results from any work performed by Employee for KineMed. To the extent that a provision in this Agreement purports to require Employee to assign an invention otherwise excluded from being required to be assigned under this Section 7(B), the provision is against the public policy of California and is unenforceable.

9.  Non-Solicitation. During the term hereof and for a period of three (3) years thereafter, Employee shall not, directly or indirectly, (i) solicit, induce, attempt to hire, recruit, encourage, take away or hire any employee of KineMed or cause such employee to leave his or her employment or relationship with KineMed either for Employee or for any other entity or person or (ii) use Proprietary Information to solicit or refer any customers, suppliers or employees of KineMed to any other entity or person.

10.  Agreement on Business Combination. In the event of a merger in which KineMed is not the surviving entity, or of a sale of all or substantially all of the KineMed’s assets, KineMed may, at its sole option: (a) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the KineMed’s business through that merger or sale of assets, or (b) upon written notice to Employee, terminate this Agreement effective on the date of the merger or sale of assets, provided, however, that KineMed shall not incur any tax liability on account thereof.

11.  Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other courier for overnight delivery, charges prepaid; (iii) at the earlier of its receipt or five days after deposit in a regularly-maintained receptacle for the deposit of the United States mail, first-class postage prepaid, addressed as described below; or (iv) if a fax number is set forth below the signatures, upon written confirmation by the fax machine of the party sending the notice that the notice has been transmitted successfully to the receiving party’s fax machine. In the event of any conflict between the mailing address, or facsimile number set forth below and those in the books and records of KineMed, copies of the notices and communications shall be sent all such addresses and numbers. Either party may change any such address, or fax number for notice purposes by a notice given in this manner.

12.  Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors, and assigns. Employee acknowledges that this is an agreement for Employee’s personal services and agrees that Employee shall perform such services individually and may not assign his rights nor transfer his obligations under this Agreement to any other party. KineMed shall be permitted to assign this Agreement in whole or in part.

Page 6 of 8 Employment Agreement – Patrick J. Doyle

13.  Dispute Resolution through Binding Arbitration.

A.   Employee, KineMed, and Emplicity agree to utilize binding arbitration as the sole and exclusive means to resolve all disputes that may arise out of or be related in any way to Employee’s employment, including but not limited to the termination of Employee’s employment and Employee’s compensation. Employee specifically waives and relinquishes his or her right to bring a claim against KineMed and Emplicity in a court of law, and this waiver shall be equally binding on any person who represents or seeks to represent Employee in a lawsuit against KineMed or Emplicity in a court of law. Similarly, KineMed and Emplicity specifically waive and relinquish their rights to bring a claim against Employee in a court of law, and this waiver shall be equally binding on any person who represents or seeks to represent KineMed or Emplicity in a lawsuit against the Employee in a court of law. Employee, KineMed, and Emplicity agree that any claim, dispute, and/or controversy that Employee may have against KineMed (or its stockholders, directors, officers, employees, or agents), or Emplicity (or its owners, directors, officers, managers, employees, or agents), or that KineMed or Emplicity may have against Employee, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”), in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). The FAA applies to this agreement because both KineMed’s and Emplicity’s businesses involve interstate commerce. Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims of discrimination, harassment and/or retaliation, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise. The only exception to the requirement of binding arbitration shall be for claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers’ Compensation Act, Employment Development Department claims, or as may otherwise be required by state or federal law. However, nothing herein shall prevent Employee from filing and pursuing proceedings before the California Department of Fair Employment and Housing, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state or local agency, although if Employee chooses to pursue a claim following the exhaustion of such administrative remedies, that claim will be subject to the provisions of this Agreement. By entering into this binding arbitration provision, Employee, KineMed, and Emplicity give up their right to trial by jury of any claim that Employee may have against KineMed or Emplicity or of any claim KineMed or Emplicity may have against Employee. This agreement is not intended to interfere with Employee’s rights to collectively bargain, to engage in protected, concerted activity, or to exercise other rights protected under the National Labor Relations Act.

B.  In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge, or an otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such court. All rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8 shall apply and be observed. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this agreement’s modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion.

C.  This binding arbitration agreement shall not be construed to allow or permit the consolidation or joinder of other claims or controversies involving any other employees, persons, or parties, and the parties to this Agreement understand and agree that any arbitration conducted hereunder will not proceed as a class action, collective action, private attorney general action, or any similar representative action. No arbitrator shall have the authority under this agreement to order any such class, collective, or representative action. Employee, KineMed and Emplicity further understand and acknowledge that the terms of this Agreement include a waiver of any substantive or procedural rights that each may have to bring an action on a class, collective, private attorney general, representative, or other similar basis.

Page 7 of 8 Employment Agreement – Patrick J. Doyle

D.  Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Within (30) thirty days of the arbitrator’s final written opinion and order, the opinion shall be subject to affirmation, reversal, or modification, at either party’s written request, following review of the record and arguments of the parties by a second arbitrator who shall, as far as practicable, proceed according to the law and procedures applicable to appellate review by the California Court of Appeal of a civil judgment following court trial.

E.  This is the entire agreement between Employee, KineMed, and Emplicity regarding dispute resolution, the length of Employee’s employment, and the reasons for termination of employment, and this agreement supersedes any and all prior agreements regarding these issues.

F.  It is further agreed and understood that any agreement contrary to the foregoing must be entered into, in writing, by Employee, the Chief Executive Officer of KineMed, and the President of Emplicity. No supervisor or representative of KineMed, other than its Chief Executive Officer, or supervisor or representative of Emplicity, other than its President, has any authority to enter into any agreement contrary to the foregoing. Oral representations made before or after employment do not alter this Agreement.

14.  Amendments. This Agreement may be amended at any time, but any amendment must be in writing and signed by both parties.

15.  No Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

16.  Severability. If any term or provision, or portion of this Agreement is declared void or unenforceable, it shall be severed, and the remainder of this Agreement shall be enforceable and shall in no way be affected, impaired, or invalidated.

17.  Integration. This Agreement and agreements specifically referenced herein represent the entire agreement and understanding among Employee, KineMed, and Emplicity regarding Employee’s relationship with KineMed and Emplicity, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the KineMed.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth herein.

EMPLOYEE:	KINEMED:
KineMed, Inc.
a Delaware corporation

/s/ Patrick J. Doyle	By:	/s/ David M. Fineman
Patrick J. Doyle	Its:	Chief Executive Officer

ADDRESS AND FAX NUMBER:

Employee:	KineMed:	KineMed, Inc. - Attention: CEO
5980 Horton Street, Suite 470
Emeryville, CA 94608-2059
Fax: 510 655 6506

Page 8 of 8 Employment Agreement – Patrick J. Doyle